Exhibit 99.1

Heritage Commerce Corp Reports Financial Results for First Quarter 2009

San Jose, CA – April 30, 2009 — Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, today reported a first quarter 2009 net loss of $4.0 million.  The net loss available to common shareholders was $4.5 million, or $(0.38) per diluted common share, in the first quarter ended March 31, 2009, which included a $10.4 million provision for loan losses and $585,000 in dividends and discount accretion on preferred stock.  In the quarter ended March 31, 2008, Heritage Commerce Corp earned $1.7 million, or $0.14 per diluted common share, including a provision for loan losses of $1.7 million and no dividends or discount accretion on preferred stock.

First Quarter Developments

◆
Since the November 2008 sale of $40 million in preferred shares to the U.S. Department of the Treasury through its Capital Purchase Program, the Company has made $66.0 million in new loan commitments and $126.4 million in renewed loan commitments through March 31, 2009.  Of those, $34.4 million in new loan commitments and $80.4 million in renewed loan commitments were made during the first quarter of 2009.

◆	Capital ratios exceed regulatory well-capitalized standards, including a leverage ratio of 10.4% at March 31, 2009.

◆	Total assets were $1.46 billion, an increase of 3% from March 31, 2008 and a decrease of 3% from December 31, 2008.

◆	Loans increased 7% to $1.21 billion from $1.13 billion a year ago, but decreased from $1.25 billion at December 31, 2008.

◆
Reflecting the difficult economic environment, nonperforming assets increased to $56.9 million, or 3.89% of total assets.  Consequently, the provision for loan losses was $10.4 million in the first quarter of 2009.

◆
Heritage Bank of Commerce signed an agreement to purchase the deposits of two branches of Wachovia Bank, N.A., a subsidiary of Wells Fargo & Company, in Santa Cruz, CA and Monterey, CA.   At December 31, 2008, the deposits at the two branches were approximately $463 million.  No loans will be purchased as part of the transaction, which is subject to bank regulatory approval and customary closing conditions and is expected to close during the third quarter of 2009.

◆	The Board of Directors approved a suspension of the payment of cash dividends to common shareholders.

“While asset quality declined in the quarter, we remain in a strong capital position and continue to focus on providing a high level of personal service to our customers,” said Walter Kaczmarek, President and Chief Executive Officer.  “We also believe the current economic environment is offering exceptional opportunities, as demonstrated by our purchase agreement for the Wachovia branches in Santa Cruz and Monterey.  Both of these markets are attractive for our relationship banking franchise, and we believe the terms of the acquisition contribute to our franchise value.”

“According to the real estate service MDA Data Quick, the number of homes sold in the Bay area rose for the seventh month in a row in March, the result of continued bargain hunting and the availability of foreclosure-discounted properties,” said Mr. Kaczmarek.  “It’s a little early to say whether the Silicon Valley housing market has reached a bottom, but it is encouraging news to see improvements in the housing sales in the region.  Home buying remained slow in pricier coastal markets but was robust in many inland areas where steep price declines have boosted affordability.  At the same time, Silicon Valley’s unemployment rate climbed to 11% in March from 10.2% in February and above the year ago level of 5.3%, according to recent figures released by the California Employment Development Department.”

Balance Sheet, Capital Management and Credit Quality

At March 31, 2009, Heritage’s total assets were $1.46 billion, compared to $1.41 billion a year ago and $1.50 billion at December 31, 2008.  Total loans increased to $1.21 billion at March 31, 2009, compared to $1.13 billion at March 31, 2008, but decreased from $1.25 billion at December 31, 2008.  Total deposits remained the same at $1.17 billion at March 31, 2009, compared to March 31, 2008, and increased from $1.15 billion at December 31, 2008.

The securities portfolio of $97.3 million at March 31, 2009 consisted primarily of U.S. government sponsored entities’ debt securities, short term U.S. Treasury securities, mortgage-backed securities, collateralized mortgage obligations, and municipal bonds.

Nonperforming assets totaled $56.9 million, or 3.89% of total assets at March 31, 2009, compared to $5.4 million, or 0.38% of total assets a year ago, and $41.1 million, or 2.74% of total assets at December 31, 2008.  Three large loan relationships significantly increased nonperforming loans during the first quarter of 2009: 1) an $8.2 million participation in a syndicated real estate loan for a retail center, 2) two construction loans to one borrower totaling $4.2 million, and 3) a $3.8 million land development loan.

The allowance for loan losses at March 31, 2009, was $23.9 million, or 1.97% of total loans, up from $13.4 million, or 1.19% of total loans a year ago. The $10.4 million provision for loan losses was primarily due to a $15.6 million increase in nonperforming loans and an increase in net charge-offs in the first quarter, compared to the fourth quarter of 2008. Net charge-offs in the first quarter of 2009 were $11.5 million, compared to net charge-offs of $434,000 in the first quarter of 2008.  Of the net charge-offs in the first quarter, $3.3 million was for the remaining loans to William J. (“Boots”) Del Biaggio III, and $4.1 million was for two construction loans and two commercial loans. The provision for loan losses in the first quarter of 2009 included loss allocations for a commerical loan, a construction loan and a real estate development loan. The total loss allocation for these three loans was $4.5 million.

Shareholders’ equity increased 18% to $180.3 million, or $12.04 book value per common share, at March 31, 2009, compared to $152.8 million, or $12.55 per common share, at March 31, 2008.  The increase in shareholders' equity at March 31, 2009, compared to March 31, 2008, was due to the issuance of $40 million in preferred stock to the U.S. Treasury as a participant in its Capital Purchase Program during the fourth quarter of 2008.  Shareholders’ equity was $184.3 million, or $12.38 book value per common share, at December 31, 2008. Capital ratios continue to be above the well-capitalized guidelines established by regulatory agencies.  The Company’s consolidated leverage ratio at March 31, 2009, was 10.41%, compared to 9.63% at March 31, 2008, and 11.03% at December 31, 2008.

Operating Results

First quarter net interest income decreased 15% to $11.2 million, compared to $13.1 million for the first quarter a year ago, and fell 10% from $12.4 million in the fourth quarter of 2008.  First quarter net interest margin was 3.35%, compared with 4.32% for the first quarter a year ago, and 3.64% for the fourth quarter of 2008.  Reversals of accrued interest on loans placed on nonaccrual status totaled $428,000 in the first quarter, reducing net interest margin by 13 basis points.

First quarter noninterest income increased to $1.6 million, compared to $1.5 million for the first quarter of 2008, but decreased from $1.8 million in the fourth quarter of 2008.

First quarter noninterest expense was $11.4 million, up 7% compared to $10.6 million in the first quarter a year ago, and up 9% from $10.4 million in the fourth quarter of 2008.  When comparing the first quarter of 2009 to the first quarter of 2008, the increase was due to higher regulatory assessments (primarily FDIC insurance premiums), professional fees, and salaries and employee benefits due to increased severance expenses.

The income tax benefit for the quarter ended March 31, 2009 was $5.1 million, as compared to income tax expense of $684,000 in the first quarter of 2008, and an income tax benefit of $1.4 million in the fourth quarter of 2008. The negative effective income tax rates for the quarters ended March 31, 2009 and December 31, 2008, were due to reduced pre-tax earnings.  The negative tax rates correspond to a tax benefit, rather than expense for the first quarter of 2009 and the fourth quarter of 2008. The effective income tax rate for the first quarter of 2008 was 28.6%. The difference in the effective tax rate compared to the combined federal and state statutory tax rate of 42% is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships and investments in tax-free municipal securities.

The efficiency ratio was 88.94% in the first quarter of 2009, compared to 73.40% in the previous quarter and 72.38% in the first quarter of 2008.  The efficiency ratio increased in the first quarter of 2009 primarily due to compression of the net interest margin and an increase in expenses, as discussed above.

Cash Dividends to Common Stock Shareholders

 In the first quarter of 2006, Heritage Commerce Corp commenced the payment of cash dividends to common stock shareholders. Although the Company remains "well-capitalized" as of March 31, 2009, the Board of Directors has approved a suspension of the payment of cash dividends in view of its desire to preserve the capital of the Company to support its banking activities in the markets it serves during this challenging economy. The Board of Directors will periodically review its position throughout 2009 and into 2010.

Investor Conference and Annual Meeting

Heritage Commerce Corp is scheduled to present at the D.A. Davidson 11th Annual Financial Services Conference at the Bell Harbor Conference Center in Seattle.  Lawrence D. McGovern, Chief Financial Officer, and Michael R. Ong, Chief Credit Officer, are scheduled to present on Thursday, May 7th at 10:45 a.m. in the Marina Room.  The presentation will be archived for 90 days after the conference, and can be viewed at http://www.wsw.com/webcast/dadco15/htbk/.  D.A. Davidson & Co. is a full-service investment firm with offices in 16 states.

Heritage Commerce Corp will hold its Annual Meeting of Shareholders at its Company Headquarters in San Jose, California, on May 28, 2009 at 1:00 p.m. (PDT).

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with Loan Production Offices in Sacramento, Oakland and Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer
Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets, (2) continued volatility and further deterioration of the capital and credit markets, (3) significant changes in banking laws or regulations, including, without limitation, as a result of the Emergency Economic Stabilization Act, the American Reinvestment and Recovery Act, and possible amendments to the Troubled Asset Relief Program (TARP), including the Capital Purchase Program and related executive compensation requirements, (4) continued uncertainty about the impact of TARP and other recent federal programs on the financial markets including levels of volatility and credit availability, (5) a more adverse than expected decline or continued weakness in general business and economic conditions, either nationally, regionally or locally in areas where the Company conducts its business, which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense, (6) changes in interest rates, reducing interest rate margins or increasing interest rate risks, (7) changes in  market liquidity which may reduce interest margins and impact funding sources, (8) increased competition in the Company's markets, (9) changes in the financial performance and/or condition of the Company's borrowers, (10) current and further deterioration in the housing and commercial real estate markets  particularly in California, and (11) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes.  For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                        Member FDIC

	For the Three Months Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000's, unaudited)	2009	2008	2008	2008	2008
Interest Income	$16,033	$18,166	$19,895	-12%	-19%
Interest Expense	4,881	5,771	6,791	-15%	-28%
Net Interest Income	11,152	12,395	13,104	-10%	-15%
Provision for Loan Losses	10,420	4,500	1,650	132%	532%
Net Interest Income after Provision for Loan Losses	732	7,895	11,454	-91%	-94%
Noninterest Income:
Servicing Income	420	443	479	-5%	-12%
Increase in Cash Surrender Value of Life Insurance	412	413	398	0%	4%
Service Charges and Other Fees on Deposit Accounts	571	550	415	4%	38%
Other	220	391	222	-44%	-1%
Total Noninterest Income	1,623	1,797	1,514	-10%	7%

Noninterest Expense:
Salaries and Employee Benefits	6,458	4,930	6,059	31%	7%
Occupancy and Equipment	916	1,112	1,119	-18%	-18%
Other	3,988	4,375	3,402	-9%	17%
Total Noninterest Expense	11,362	10,417	10,580	9%	7%
Income (Loss) Before Income Taxes	(9,007)	(725)	2,388	1142%	-477%
Income Tax Expense (Benefit)	(5,052)	(1,425)	684	255%	-839%
Net Income (Loss)	(3,955)	700	1,704	-665%	-332%
Dividends and Discount Accretion on Preferred Stock	(585)	(255)	-	129%	N/A
Net Income (Loss) Available to Common Shareholders	$(4,540)	$445	$1,704	-1120%	-366%

PER COMMON SHARE DATA
(unaudited)
Basic Earnings (Loss) Per Share	$(0.38)	$0.04	$0.14	-1050%	-371%
Diluted Earnings (Loss) Per Share	$(0.38)	$0.04	$0.14	-1050%	-371%
Common Shares Outstanding at Period-End	11,820,509	11,820,509	12,170,346	0%	-3%
Book Value Per Share	$12.04	$12.38	$12.55	-3%	-4%
Tangible Book Value Per Share	$8.04	$8.37	$8.61	-4%	-7%

KEY FINANCIAL RATIOS
(unaudited)
Annualized Return on Average Equity	-8.65%	1.71%	4.33%	-606%	-300%
Annualized Return on Average Tangible Equity	-11.62%	2.42%	6.21%	-580%	-287%
Annualized Return on Average Assets	-1.08%	0.19%	0.50%	-668%	-316%
Annualized Return on Average Tangible Assets	-1.12%	0.19%	0.52%	-689%	-315%
Net Interest Margin	3.35%	3.64%	4.32%	-8%	-23%
Efficiency Ratio	88.94%	73.40%	72.38%	21%	23%

AVERAGE BALANCES
(in $000's, unaudited)
Average Assets	$1,484,544	$1,494,245	$1,376,217	-1%	8%
Average Tangible Assets	$1,437,195	$1,446,732	$1,328,133	-1%	8%
Average Earning Assets	$1,351,921	$1,354,829	$1,218,888	0%	11%
Average Total Loans	$1,236,361	$1,233,763	$1,075,605	0%	15%
Average Deposits	$1,163,552	$1,179,456	$1,102,706	-1%	6%
Average Demand Deposits - Noninterest Bearing	$253,481	$263,301	$249,173	-4%	2%
Average Interest Bearing Deposits	$910,071	$916,155	$853,533	-1%	7%
Average Interest Bearing Liabilities	$1,016,395	$1,039,814	$940,498	-2%	8%
Average Equity	$185,424	$162,465	$158,428	14%	17%
Average Tangible Equity	$138,075	$114,952	$110,344	20%	25%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000's, unaudited)	2009	2008	2008	2008	2008
ASSETS
Cash and Due from Banks	$30,720	$29,996	$28,356	2%	8%
Federal Funds Sold	100	100	100	0%	0%
Securities Available-for-Sale, at Fair Value	97,340	104,475	130,784	-7%	-26%
Loans:
Commercial Loans	500,616	525,080	468,540	-5%	7%
Real Estate-Mortgage	406,182	405,530	384,060	0%	6%
Real Estate-Land and Construction	244,181	256,567	233,073	-5%	5%
Home Equity	54,011	55,490	42,194	-3%	28%
Consumer Loans	4,025	4,310	2,848	-7%	41%
Loans	1,209,015	1,246,977	1,130,715	-3%	7%
Deferred Loan Costs, Net	1,556	1,654	1,090	-6%	43%
Total Loans, Net of Deferred Costs	1,210,571	1,248,631	1,131,805	-3%	7%
Allowance for Loan Losses	(23,900)	(25,007)	(13,434)	-4%	78%
Net Loans	1,186,671	1,223,624	1,118,371	-3%	6%
Company Owned Life Insurance	41,061	40,649	39,402	1%	4%
Premises & Equipment, Net	9,383	9,517	9,193	-1%	2%
Goodwill	43,181	43,181	43,181	0%	0%
Intangible Assets	4,071	4,231	4,760	-4%	-14%
Accrued Interest Receivable and Other Assets	48,216	43,454	40,580	11%	19%
Total Assets	$1,460,743	$1,499,227	$1,414,727	-3%	3%

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Deposits
Demand Deposits-Noninterest Bearing	$254,823	$261,337	$254,938	-2%	0%
Demand Deposits-Interest Bearing	133,183	134,814	159,046	-1%	-16%
Savings and Money Market	358,848	344,767	494,912	4%	-27%
Time Deposits, Under $100	46,078	45,615	35,095	1%	31%
Time Deposits, $100 and Over	177,308	171,269	161,840	4%	10%
Brokered Deposits	195,763	196,248	65,873	0%	197%
Total Deposits	1,166,003	1,154,050	1,171,704	1%	0%
Securities Sold Under Agreement to Repurchase	30,000	35,000	35,900	-14%	-16%
Note Payable	-	15,000	5,000	-100%	-100%
Other Short-term Borrowings	32,000	55,000	-	-42%	N/	A
Notes Payable To Subsidiary Grantor Trusts	23,702	23,702	23,702	0%	0%
Accrued Interest Payable and Other Liabilities	28,757	32,208	25,649	-11%	12%
Total Liabilities	1,280,462	1,314,960	1,261,955	-3%	1%

Shareholders' Equity:
Preferred Stock, Net	37,985	37,900	-	0%	N/	A
Common Stock	79,153	78,854	82,120	0%	-4%
Accumulated Other Comprehensive Income (Loss)	115	(291)	(145)	140%	179%
Retained Earnings	63,028	67,804	70,797	-7%	-11%
Total Shareholders' Equity	180,281	184,267	152,772	-2%	18%
Total Liabilities & Shareholders' Equity	$1,460,743	$1,499,227	$1,414,727	-3%	3%

CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual Loans	$54,291	$39,981	$4,580	36%	1085%
Loans Over 90 Days Past Due and Still Accruing	1,774	460	-	286%	N/	A
Total Nonperforming Loans	56,065	40,441	4,580	39%	1124%
Other Real Estate Owned	802	660	792	22%	1%
Total Nonperforming Assets	$56,867	$41,101	$5,372	38%	959%
Net Charge-offs (Recoveries)	$11,527	$1,816	$434	535%	2556%
Allowance for Loan Losses to Total Loans	1.97%	2.00%	1.19%	-2%	66%
Allowance for Loan Losses to Nonperforming Loans	42.63%	61.84%	293.32%	-31%	-85%
Nonperforming Assets to Total Assets	3.89%	2.74%	0.38%	42%	924%
Nonperforming Loans to Total Loans	4.63%	3.24%	0.40%	43%	1058%

OTHER PERIOD-END STATISTICS
(unaudited)
Shareholders' Equity / Total Assets	12.34%	12.29%	10.80%	0%	14%
Loan to Deposit Ratio	103.82%	108.20%	96.59%	-4%	7%
Noninterest Bearing Deposits / Total Deposits	21.85%	22.65%	21.76%	-4%	0%
Leverage Ratio	10.41%	11.03%	9.63%	-5%	8%

	For the Three Months Ended			For the Three Months Ended
	March 31, 2009			March 31, 2008
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross	$1,236,361	$15,030	4.93%	$1,075,605	$18,355	6.86%
Securities	110,169	999	3.68%	137,810	1,501	4.38%
Interest bearing deposits in other financial institutions	5,215	4	0.31%	1,065	7	2.64%
Federal funds sold	176	-	0.00%	4,408	32	2.92%
Total interest earning assets	1,351,921	16,033	4.81%	1,218,888	19,895	6.56%
Cash and due from banks	24,481			38,559
Premises and equipment, net	9,468			9,272
Goodwill and other intangible assets	47,349			48,084
Other assets	51,325			61,414
Total assets	$1,484,544			$1,376,217

Liabilities and shareholders' equity:
Deposits:
Demand, interest bearing	$136,317	99	0.29%	$148,469	601	1.63%
Savings and money market	346,857	792	0.93%	476,592	2,889	2.44%
Time deposits, under $100	46,108	296	2.60%	34,625	320	3.72%
Time deposits, $100 and over	176,837	874	2.00%	146,732	1,389	3.81%
Brokered time deposits	203,952	1,969	3.92%	47,115	518	4.42%
Notes payable to subsidiary grantor trusts	23,702	500	8.56%	23,702	557	9.45%
Securities sold under agreement to repurchase	32,722	243	3.01%	22,164	156	2.83%
Note payable	10,278	82	3.24%	1,154	9	3.14%
Other short-term borrowings	39,622	26	0.27%	39,945	352	3.54%
Total interest bearing liabilities	1,016,395	4,881	1.95%	940,498	6,791	2.90%
Demand, noninterest bearing	253,481			249,173
Other liabilities	29,244			28,118
Total liabilities	1,299,120			1,217,789
Shareholders' equity	185,424			158,428
Total liabilities and shareholders' equity	$1,484,544			$1,376,217

Net interest income / margin		$11,152	3.35%		$13,104	4.32%